Exhibit 10.1

RESTRICTED STOCK UNIT AGREEMENT POLARITYTE, INC.

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made and entered effective the 21st day of August 2019 (the “Grant Date”), by and between PolarityTE, Inc., a Delaware corporation (the “Company”) and the person whose name is listed as the “Grantee” on the signature page of this Agreement.

Recitals

A.       This Agreement is made under the Company’s 2019 Equity Incentive Plan and as subsequently amended from time to time (the “Plan”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Plan.

B.       Grantee is an employee or consultant who has rendered valuable services to the Company or one or more Subsidiaries, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the grant of a restricted stock unit award pursuant to which shares of the Company’s common stock, par value $0.001 (“Common Stock”), may be issued to Grantee under the Plan.

Agreement

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.            Grant of Restricted Stock Units.

1.1       The Company hereby issues to the Grantee on the Grant Date an award consisting of, in the aggregate, 200,000 Restricted Stock Units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement.

2.            Consideration. The grant of the Restricted Stock Units is made in consideration of the services rendered by the Grantee to the Company and pursuant to the Settlement Terms agreed to August 21, 2019.

3.            Vesting.

3.1       Except as otherwise stated herein, the right to receive shares of Common Stock based on the Restricted Stock Units will vest in accordance with the schedule set forth below. The period during which a Restricted Stock Unit is not vested is the “Restricted Period.”

Number of Shares That Vest	Vesting Date/ Conditions

11,111	First day of month October 2019 thru May 2020

11,112	June 1, 2020

11,111	First day of month July 2020 thru February 2021

11,112	March 1, 2021

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3.2       In the event there is a Change in Control (as defined in Section 7.2 of the Plan), Restricted Periods that have not previously lapsed will accelerate and lapse immediately prior to the Change in Control event.

4.            Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until the Restricted Stock Units are settled in accordance with Section 6, below, Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Grantee and all the Grantee’s rights to such units shall immediately terminate without any payment or consideration by the Company.

5.            Rights as Shareholder; Dividend Equivalents.

5.1       The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock.

5.2       Upon and following the settlement of the Restricted Stock Units, the Grantee shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

5.3       Until the Restricted Stock Units vest, there shall be credited to an account for the Grantee an amount equal to all cash and stock dividends (“Dividend Equivalents”) that would have been paid to the Grantee if one share of Common Stock had been issued on the Grant Date for each Restricted Stock Unit granted to the Grantee as set forth in this Agreement. Dividend Equivalents shall be subject to the same vesting restrictions as the Restricted Stock Units to which they are attributable and shall be paid on the same date that the Restricted Stock Units to which they are attributable are settled in accordance with Section 6 hereof. Dividend Equivalents credited to the Grantee shall be distributed in cash or, at the discretion of the Board, in shares of Common Stock having a Fair Market Value on the vesting date equal to the amount of the Dividend Equivalents and interest, if any.

6.            Settlement of Restricted Stock Units. Subject to Section 8 hereof, promptly following the vesting date the Company shall issue and deliver to the Grantee the number of shares of Common Stock that have vested pursuant to the terms of this Agreement and cash equal to any Dividend Equivalents credited with respect to such vested units and the interest thereon or, at the discretion of the Board, shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon.

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7.            Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted or terminated in the manner contemplated by the Plan.

8.            Tax Liability and Withholding.

8.1       The Grantee agrees to pay to the Company the amount of any required withholding taxes in respect of the Restricted Stock Units on or about the date of each vesting hereunder. The Grantee shall satisfy any federal, state or local tax withholding obligation by one of the following means, or a combination of the two:

(a)       tendering a cash payment for the full amount of the federal, state or local tax withholding obligation; or

(b)       full payment effected through a broker-dealer sale and remittance procedure pursuant to which Optionee shall provide concurrent irrevocable written instructions (i) to a brokerage firm to effect the immediate sale of a sufficient number of the shares to be issued to generate the funds required to cover the applicable Federal, state and local income and employment taxes required to be withheld in connection with such issuance, and remit such funds to the Company out of the sale proceeds available on the settlement date, and (ii) to the Company to deliver the shares to be issued directly to such brokerage firm in order to complete the sale transaction.

8.2       Notwithstanding any action the Company may take with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

9.            Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

10.           Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

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11.           Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

12.           Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

13.           Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

14.           Amendment. This Agreement may be amended only through a written instrument signed by the parties hereto.

15.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “pdf” or “jpeg” format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

16.           Acceptance. The Grantee has read and understands the terms and provisions hereof and accepts the Restricted Stock Units subject to all the terms and conditions of this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

[Signatures on following page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

PolarityTE, Inc.

By:		Dated: September 9, 2019

Title:	Chief Financial Officer

Grantee

Denver Lough

Dated: September , 2019
Signature

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